Exhibit (a)(12)

                             MEDIS TECHNOLOGIES LTD.

      SUPPLEMENT TO OFFER TO EXCHANGE AND EXERCISE DATED SEPTEMBER 3, 2003

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     The Offer to Exchange and Exercise dated September 3, 2003, as amended (the
"Offer to Exchange and Exercise"), of Medis Technologies Ltd. is hereby amended as follows:

o The September 30, 2003 expiration date of the offer described in the Offer to Exchange and Exercise has been extended to November 13, 2003. All references to September 30, 2003 in the Offer to Exchange and Exercise shall be replaced with November 13, 2003.

o The second paragraph under Question 5 of the Summary of Terms on page 2 of the Offer to Exchange and Exercise, is hereby deleted in its entirety and replaced with the following:

          Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president, who, collectively, beneficially own approximately 33% of the loyalty program warrants, have tendered all 275,180 loyalty program warrants beneficially owned by them pursuant to the offer. If Messrs. Lifton and Weingrow do not withdraw their tenders prior to the expiration of the offer, we will retain upon the expiration of the offer approximately $1,219,000 already tendered by them. Messrs. Lifton and Weingrow have informed us that they do not intend to withdraw their tenders, although they reserve the right to do so.

o The first paragraph under Question 9 of the Summary of Terms on page 3 of the Offer to Exchange and Exercise, is hereby deleted in its entirety and replaced with the following:

          Each one-year warrant entitles the holder to purchase, at an exercise price of $9.60, subject to adjustment, one share of our common stock at any time commencing on November 14, 2003, and ending at 5:00 p.m., New York City time, on November 14, 2004, at which time the one-year warrants will expire.

o The first sentence of the second paragraph under Question 13 of the Summary of Terms on page 4 of the Offer to Exchange and Exercise, is hereby deleted in its entirety and replaced with the following:

          Our prospectus dated October 17, 2003, covering the issuance of the new warrants and the shares underlying the new warrants and the one-year warrants, is being provided to you along with the supplement dated October 17, 2003 to this Offer to Exchange and Exercise.

o The first and second sentences of the paragraph under "Certain Risks of Participating in the Offer" on page 7 of the Offer to Exchange and Exercise, are hereby deleted in their entirety and replaced with the following:

          Participation in the offer involves a number of potential risks, including those risks highlighted in our prospectus dated October 17, 2003, under the heading "Risk Factors." A copy of such prospectus is being provided to you along with the supplement dated October 17, 2003 to this Offer to Exchange and Exercise.

o The sixth paragraph under "The Offer--Purpose of the Offer" on page 8 of the Offer to Exchange and Exercise, is hereby deleted in its entirety and replaced with the following:

          Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president, who, collectively, beneficially own approximately 33% of the loyalty program warrants, have tendered all 275,180 loyalty program warrants beneficially owned by them pursuant to the offer. If Messrs. Lifton and Weingrow do not withdraw their tenders prior to the expiration of the offer, we will retain upon the expiration of the offer approximately $1,219,000 already tendered by them. Messrs. Lifton and Weingrow have informed us that they do not intend to withdraw their tenders, although they reserve the right to do so.

o    The  first  and  second   sentences  of  the  fifth  paragraph  under  "The
     Offer--Exchange of Loyalty Program Warrants for New Warrants; Exercise of New Warrants" on page 9 of the Offer to Exchange and Exercise, are hereby deleted in their entirety and replaced with the following:

          The shares of our common stock that you will receive upon exercise of new warrants, as well as the shares underlying the one-year warrants, have been registered under the Securities Act of 1933, as amended, and, except for shares held by affiliates, will be freely tradable. A prospectus dated October 17, 2003 that is a part of such registration statement is being provided to you along with the supplement dated October 17, 2003 to this Offer to Exchange and Exercise.

o The last row of the table under "The Offer--Price Range of Common Stock" on page 15 of the Offer to Exchange and Exercise, is hereby amended, and a new last row is hereby added, as follows:

          Third Quarter...................................   12.490        7.401
          Fourth Quarter (through October 15, 2003).......   11.570       10.000

o The third paragraph under "The Offer--Price Range of Common Stock" on page 15 of the Offer to Exchange and Exercise, is hereby deleted in its entirety and replaced with the following:

          On October 15, 2003, the closing price of our common stock on The Nasdaq National Market was $11.57 per share.

o The date August 29, 2003 in the second and third sentences of the first paragraph under "The Offer--Source and Amount of Consideration; Description of Warrants--Consideration" on page 15 of the Offer to Exchange and Exercise, is hereby replaced in both instances with the date October 15, 2003.

o The first sentence of the first paragraph under "The Offer--Source and Amount of Consideration; Description of Warrants--Description of One-Year Warrants" on page 17 of the Offer to Exchange and Exercise, is hereby deleted in its entirety and replaced with the following:

          Each one-year warrant entitles the registered holder to purchase, at a price of $9.60, subject to adjustment as discussed below, one share of our common stock at any time and from time to time commencing on November 14, 2003, and ending at 5:00 p.m., New York City time, on November 14, 2004, at which time the one-year warrants will expire.

o The date August 29, 2003 in each of the first and second paragraphs under "The Offer--Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Loyalty Program Warrants and Our Common Stock" on pages 19 and 20 of the Offer to Exchange and Exercise, is hereby replaced in both instances with the date October 15, 2003.

OCTOBER 17, 2003